Exhibit 1.2

If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and the Agent.

Very truly yours,

CLEAN ENERGY TECHNOLOGIES, INC.

By:	/s/ Kambiz Mahdi
Name:	Kambiz Mahdi
Title:	Chief Executive Officer

ACCEPTED as of the date first-above written:

ROTH CAPITAL PARTNERS, LLC

By:	/s/ Robert Stephenson
Name:	Robert Stephenson
Title:	Managing Director

[Signature Page to Sales Agreement]